Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Telephone: +1-212-455-2000

Facsimile: +1-212-455-2502

September 9, 2024

ClearBridge MLP and Midstream Total Return Fund Inc.

620 Eighth Avenue, 47th Floor

New York, New York 10018

ClearBridge Energy Midstream Opportunity Fund Inc.

620 Eighth Avenue, 47th Floor

New York, New York 10018

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger, dated as of September 9, 2024 (the “Merger Agreement”), between ClearBridge MLP and Midstream Total Return Fund Inc., a Maryland corporation (the “Acquired Fund”), and ClearBridge Energy Midstream Opportunity Fund Inc., a Maryland corporation (the “Acquiring Fund”). Pursuant to the Merger Agreement, the Acquired Fund will merge with and into the Acquiring Fund (the “Merger”), with the Acquiring Fund continuing as the surviving corporation. The time at which the Merger becomes effective pursuant to Section 1.3 of the Merger Agreement is hereafter referred to as the “Effective Time.” We have acted as U.S. counsel to the Acquired Fund and the Acquiring Fund in connection with the Merger, and this opinion is being delivered pursuant to Section 7.5 of the Merger Agreement.

We have examined (i) the Merger Agreement, (ii) the registration statement on Form N-14 (Registration No. 333-276731) (as amended, the “Registration Statement”), including the proxy statement/prospectus constituting a part thereof, filed by the Acquiring Fund with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and (iii) the representation letters of the Acquiring Fund and the Acquired Fund delivered to us in connection with this opinion (the “Representation Letters”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Acquiring Fund and the Acquired Fund, and have made such other and further investigations as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering such opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by the Acquiring Fund and the Acquired Fund in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of, the Acquiring Fund and/or the Acquired Fund are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that each of the Acquiring Fund and the Acquired Fund has complied with and, if applicable, will continue to comply with, its respective covenants contained in the Merger Agreement at all times up to and including the Effective Time.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than U.S. federal income tax law.

Our opinion is based on the Code, United States Treasury regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

This opinion letter is rendered to you in connection with the above-described transaction. This opinion may not be relied upon by you for any other purposes, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion as Exhibit 12(c) to the Registration Statement and to the references to our firm name therein.

Very truly yours,

SIMPSON THACHER & BARTLETT LLP